Exhibit 10.1

February 16, 2011

VIA HAND DELIVERY

Graham Cooper

c/o Orexigen Therapeutics, Inc.

3344 N. Torrey Pines Ct., Suite 200

La Jolla, CA 92037

Dear Graham:

This letter agreement (the “Agreement”) summarizes the terms of your separation from employment with Orexigen Therapeutics, Inc. (the “Company”) and sets forth the severance benefits offered to help you in this transition.

1. EMPLOYMENT STATUS AND FINAL PAYMENTS.

(a) Separation Date. Your last day of work with the Company, and your employment termination date, will be March 11, 2011 (the “Separation Date”). Between the date of this Agreement and the Separation Date (the “Transition Period”), you will continue to diligently perform your assigned duties and responsibilities (including the timely preparation and filing of the Company’s Form 10K with the SEC). You also will continue to abide by all of your contractual, statutory, and common law obligations to the Company during the Transition Period.

(b) Accrued Salary and Vacation. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments even if you do not sign this Agreement.

(c) Expense Reimbursements. You should submit, within thirty (30) days after the Separation Date, expense reports to the Company seeking reimbursement for any business expenses incurred through the Separation Date. The Company will reimburse you for these business expenses, pursuant to its standard policies and practices. Please submit your expense report to: Orexigen Therapeutics, Attn: Finance, 3344 N. Torrey Pines Court, Suite 200, La Jolla, CA 92037.

2. SEVERANCE BENEFITS. If you: (i) timely sign, date and return this fully executed Agreement to the Company on or within twenty-one (21) days and allow the releases contained herein to become effective; (ii) you comply with your continuing fiduciary, statutory and material contractual obligations to the Company (including complying with this Agreement and the Confidentiality Agreement (as defined in Section 7)); and (iii) on or within twenty-one (21) days after the Separation Date, you reaffirm your obligations under this Agreement (including your release of any claims arising during the period of time between the date you sign this Agreement and your Separation Date) by executing Exhibit A (the “Separation Date Reaffirmation”) and allowing the releases referenced therein to become effective; then the Company will provide you with the following as your sole severance benefits (the “Severance Benefits”):

(a) Severance Payment. The Company will pay you cash severance in an amount equivalent to nine (9) months of your current base salary ($340,000.00), subject to standard payroll deductions and withholdings (the “Severance Payment”). The Severance Payment will be paid to you in one lump sum within ten (10) business days after the Effective Date of the Separation Date Reaffirmation (as defined in Exhibit A hereto).

(b) Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under the applicable state and/or federal insurance laws on or after the Separation Date. Additionally, if you timely elect continued group health coverage pursuant to COBRA, as an additional Severance Benefit, the Company will pay your COBRA premium payments sufficient to continue your group coverage at its current level (including costs of dependent coverage, if applicable) for a maximum period of nine (9) months following the Separation Date (the “COBRA Premium Payment Benefits”); provided that, the Company’s obligation to pay your COBRA premium payments will terminate earlier if you cease to be eligible for COBRA coverage or you become eligible for coverage under a group health plan of a subsequent employer. You are required to immediately notify the Company’s Director of Human Resources in writing if you become eligible for coverage under a group health plan of a subsequent employer.

Notwithstanding anything to the contrary set forth herein, if the Company determines, in its sole discretion, that it cannot provide the COBRA Premium Payment Benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly amount to continue your group health insurance coverage in effect on the Separation Date (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether you elect COBRA continuation coverage and shall commence in the month following the month in which your Separation Date occurred and shall end upon expiration of the applicable severance period that the Company would otherwise have provided the COBRA Premium Payment Benefits.

(c) Application of Section 409A. It is intended that the payments and benefits provided hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9).

3. EQUITY. Vesting of your outstanding stock options and any other equity awards will cease on the Separation Date and any unvested equity interests shall terminate. You will receive a Closing Summary on the Separation Date which will contain important information about how to exercise your vested stock options (should you choose to do so). You will have ninety (90) days from the Separation Date to exercise any vested stock options. Your equity interests, including your rights to exercise any vested stock options, will continue to be governed by the terms of your operative agreements with the Company and the applicable equity plan. If you have any questions regarding your outstanding stock options, please contact the Company’s Controller, Steve Moglia, at (858) 875-8692 or smoglia@orexigen.com.

4. 401(K) SAVINGS PLAN: Due to your participation in the Company’s 401(k) plan, you have received the Company’s matching contribution. Such matching contribution is subject to the following vesting schedule:

Years of Service	Percent Vested
After 1 year	25%
After 2 years	50%
After 3 years	75%
After 4 years	100%

Based on your years of service, the Company’s matching contribution may not be 100% vested. Therefore, any unvested portion of the Company’s matching contribution will be withdrawn from your 401(k) account at the time of your rollover/withdrawal.

If the balance in your 401(k) account is less than $1,000.00, you must make a distribution election within 6 months of your Separation Date. If the balance in your 401(k) account is greater than $1,000.00, your account will remain in the plan until you request further action. Any outstanding 401(k) loan must be paid in full in accordance with your loan agreement. If you have any questions concerning your account or wish to initiate a distribution, please contact Michelle Bless – Retirement DNA at 866-799-9831 or MBless@RetirementDNA.com.

5. NO OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, bonus, severance, or benefits after the Separation Date, with the sole exception of any benefit the right to which has vested as of the Separation Date under the express terms of a Company benefit plan. You acknowledge and agree that you are not entitled to receive, and will not receive, any severance benefits pursuant to your Amended and Restated Employment Agreement with the Company dated February 22, 2010 (the “Employment Agreement”).

6. RETURN OF COMPANY PROPERTY. You agree to return to the Company, on the Separation Date, all Company documents (and all copies thereof) and other property (not including the laptop computer (IBM Lenovo ThinkPad X200; Type. 7454-2hu; S/n. R9-0sT95 09/0) the Company has agreed to sell to you on your Separation Date) of the Company in your possession or control, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, financial and operational information, product and training information, research and development information, sales and marketing information, personnel and compensation information, vendor information, promotional literature and instructions, product specifications and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, PDAs, facsimile machines, and cellular telephones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information on or before the Separation Date. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, within five (5) business days after the Separation Date, with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this Section 6 is a precondition to your receipt of the Severance Benefits under this Agreement.

7. PROPRIETARY INFORMATION OBLIGATIONS. You agree to refrain from any use or disclosure of the Company’s confidential or proprietary information or materials. Additionally, you reaffirm your obligation to comply with the Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) you previously signed (attached hereto as Exhibit B).

8. NONDISPARAGEMENT. You agree not to disparage the Company and its officers, directors, employees, shareholders, investors, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. The Company, through its officers and directors, agree not to disparage you in any manner likely to be harmful to your business, business reputation, or personal reputation; provided that the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

9. NO VOLUNTARY ADVERSE ACTION; COOPERATION. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims; provided that you may respond accurately and fully to any questions, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. Further, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the

Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur (as promptly as possible after you incur such expenses) in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

10. NO ADMISSIONS. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

11. RELEASE OF CLAIMS.

(a) General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including all claims arising out of or in any way related to your Employment Agreement); (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Family and Medical Leave Act (as amended) (the “FMLA”), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), and the California Family Rights Act (“CFRA”).

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; or (iii) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

12. ADEA WAIVER. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to and received by the Company’s Director of Human Resources); and (e) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

13. SECTION 1542 WAIVER. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

14. REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked; have received all the leave and leave benefits and protections for which you are eligible pursuant to the FMLA, the CFRA, or otherwise; and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

15. DISPUTE RESOLUTION. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment, or the termination of your employment, including but not limited to any statutory claims, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Diego, California, in accordance with JAMS’ then-applicable arbitration rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding at your own expense. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear JAMS’ arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16. MISCELLANEOUS. This Agreement, including all Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including but not limited to the Employment Agreement). This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return to the Company’s Director of Human Resources. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign it within this timeframe and return the fully signed Agreement promptly thereafter.

We wish you the best in your future endeavors.

Sincerely,

OREXIGEN THERAPEUTICS, INC.

By:	/s/ Michael A. Narachi
Michael A. Narachi
President and Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Graham K. Cooper
Graham K. Cooper

February 16, 2011
Date

Attachments:

Exhibit A – Separation Date Reaffirmation

Exhibit B – Confidentiality Agreement

EXHIBIT A

SEPARATION DATE REAFFIRMATION

(To be signed on or within 21 days after the Separation Date.)

In exchange for the Severance Benefits provided to me by this Agreement, I hereby acknowledge and agree that the Releases provided by me in Paragraphs 11, 12 and 13 above shall apply fully and completely to waive and release any claims that I may have that arise out of or are in any way related to events, acts, conduct, or omissions occurring during the period of time from the date I first signed this Agreement through and including my Separation Date. I further acknowledge that the Representations made by me in Paragraph 14 above remain true as of the Separation Date. For purposes of the payment specified in Section 2(a) of this Agreement, the “Effective Date” shall be eight (8) days after I sign this Separation Date Reaffirmation.

By:
Graham K. Cooper

Date:

EXHIBIT B

CONFIDENTIALITY AGREEMENT